Exhibit 99.1

VINCE HOLDING CORP. ANNOUNCES CFO TRANSITION

Michael Hand Appointed Interim CFO

David Stefko, Retired Vince Holding Corp. Chief Financial Officer, Appointed to Board of Directors and to Remain Advisor to the Company

NEW YORK, New York – June 16, 2023 – Vince Holding Corp. (NYSE: VNCE) (“VNCE” or the “Company”), a global contemporary retailer, today announced Chief Financial Officer, Amy Levy, has resigned to pursue another opportunity. Ms. Levy will remain with the Company until June 30, 2023.

“On behalf of the organization, I want to thank Amy for her leadership and contributions to Vince during her tenure. We wish her success in her future endeavors,” said Jack Schwefel, Chief Executive Officer.

The Company has appointed Michael Hand to serve as interim Chief Financial Officer, effective July 1, 2023. Mr. Hand is a seasoned corporate finance executive with over 40 years of financial, operations and general business experience in both public and private organizations. The majority of his career has been with growing consumer goods companies including retail, wholesale, e-commerce businesses. He has led financial and accounting teams at Marc Jacobs, Cole Haan, Coach, and Movado as well as Sotheby’s and PepsiCo. Mr. Hand is a CPA and began his career at PricewaterhouseCoopers.

Mr. Hand will immediately start working with the company to facilitate a smooth transition in partnership with Ms. Levy, while a permanent replacement is identified. The Company has engaged Spencer Stuart to conduct a search for the permanent Chief Financial Officer position.

In addition, the Company also announced that David Stefko, retired Vince Holding Corp. Chief Financial Officer, has been appointed to the Board of Directors and will extend his role as an advisor to the Company through this transition.

“I look forward to working with Michael and believe his experience will be an asset to our organization as we move forward,” Mr. Schwefel, commented. “I am also pleased to have the continued support and guidance from Dave as he transitions onto our Board of Directors and remains a trusted advisor to our team.”

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global retail company that operates the Vince brand women’s and men’s ready to wear business. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Vince Holding Corp. operates 49 full-price retail stores, 17 outlet stores, and its e-commerce site, vince.com and through its subscription service Vince Unfold, www.vinceunfold.com, as well as through premium wholesale channels globally. Please visit www.vince.com for more information.

Investor Relations Contact:

ICR, Inc.
Caitlin Churchill, 646-277-1274
Caitlin.Churchill@icrinc.com